EXHIBIT NO. 99: Press release of Alcan Inc. dated February 9, 2004.

Press Release

FOR IMMEDIATE RELEASE

ALCAN REPORTS HIGHER FOURTH QUARTER EARNINGS

Caps successful year with record cash flow and Pechiney acquisition

FINANCIAL HIGHLIGHTS

  Operating earnings per share of US$0.42, up 11% year-over-year

  Income from continuing operations of US$0.40 per share, up from US$0.08 a year earlier

  Record cash from operating activities of US$1.8 billion for the year

  Record free cash flow from continuing operations of US$734 million for the year

MONTREAL, CANADA - February 9, 2004 - Alcan Inc. (NYSE, TSX: AL) today reported fourth quarter income from continuing operations of US$129 million, or US$0.40 per common share, up from US$26 million, or US$0.08 per common share, a year earlier. Operating earnings, which exclude foreign currency balance sheet translation effects and Other Specified Items, were US$135 million, or US$0.42 per common share, up from US$124 million, or US$0.38 per common share, a year earlier. Alcan's earnings for the fourth quarter and earlier quarters do not include Pechiney's financial results.

Commenting on the quarter, Travis Engen, President and CEO said, "our improved year-over-year performance is a clear indication of our ability to maintain operating focus while undertaking a major acquisition. The Pechiney transaction is a significant achievement, and we are now actively working to ensure a smooth transition and capture synergies." Reflecting on 2003, he noted that, "overall it was a successful year but one marked by challenging external conditions including a soft economic environment, turbulent currency markets and cost pressures. In the face of these, we made excellent progress in pursuit of our value agenda, while Alcan's continuing financial discipline paid off with record cash from operating activities of US$1.8 billion."

Fourth quarter operating earnings were US$135 million, up US$11 million from the comparable quarter of last year. Benefits from higher metal prices were fully offset by the negative impact of the continuing decline of the U.S. dollar. Cost reduction initiatives, contributions from new businesses and certain favourable tax adjustments outweighed the effects of lower rolled product volumes and higher costs for pensions and energy. Operating earnings declined from the third quarter of 2003 largely due to the impact of seasonally lower volumes in downstream businesses and the weak U.S. dollar.

Income from continuing operations for the fourth quarter of 2003 included a non-cash, after-tax charge of US$56 million, or US$0.17 per common share, for the effects of foreign currency balance sheet translation as compared to US$12 million, or US$0.04 per common share, in the year-ago quarter. Also included in net income from continuing operations for the fourth quarter of 2003 was a net after-tax gain of US$50 million, or US$0.15 per common share, from Other Specified Items versus a net after-tax charge of US$86 million, or US$0.26 per common share, a year earlier. Other Specified Items are detailed in the table below.

	Fourth Quarter		Full Year		Third Quarter
(US$ millions, except where indicated)	2003	2002	2003	2002	2003
Operating earnings - excluding foreign exchange currency
balance sheet translation and Other Specified Items	135	124	556	537	152
Foreign currency balance sheet translation	(56)	(12)	(306)	(41)	(8)
Other Specified Items
Restructuring charges	(11)	(24)	(26)	(36)	(5)
Asset impairment	(79)	(5)	(81)	(16)	(2)
Gain (loss) from non-routine sales of assets, businesses
and investment	11	21	39	21	(13)
Tax adjustments	85	(6)	72	(3)	-
Legal and environmental provisions	(10)	(71)	(17)	(76)	(7)
Pechiney financing-related gains	57	-	65	-	8
Other	(3)	(1)	(12)	3	(5)
Other Specified Items (sub-total)	50	(86)	40	(107)	(24)
Income from continuing operations	129	26	290	389	120
Income (loss) from discontinued operations	14	-	(123)	(15)	(20)
Net income	143	26	167	374	100

Earnings per share (US$ per share)
Operating earnings	0.42	0.38	1.71	1.65	0.47
Income from continuing operations	0.40	0.08	0.88	1.19	0.37
Net income	0.44	0.08	0.50	1.15	0.31

Foreign currency balance sheet translation effects arise from translating monetary items (principally deferred income taxes and long-term liabilities) denominated in Canadian and Australian dollars into US dollars for reporting purposes. The weakening of the US dollar in 2003 resulted in the Company recording translation losses of US$56 million in the fourth quarter and US$306 million for the year. Although these losses are primarily non-cash in nature, they have a significant impact on the Company's net income.

Other Specified Items (OSIs) for the fourth quarter produced a net after-tax gain of US$50 million versus a net after-tax charge of US$86 million a year ago. After-tax gains in the fourth quarter of 2003 included one-time favourable tax benefits arising from changes in Australian tax legislation, currency-related gains on the financing of the Pechiney acquisition, gains on sales of assets in the U.K., a gain on the sale of an extrusion business in Malaysia and an adjustment to previously recorded environmental provisions. Partially offsetting these were after-tax charges for the impairment of assets in Germany, the restructuring of a packaging operation in Switzerland and environmental provisions in the U.S.

OSIs in the fourth quarter of 2002 included a provision for the Powerex contract dispute and charges for the closure of facilities in the U.K., partially offset by a gain on the sale of shares in a portfolio investment. OSIs in the third quarter of 2003 mainly included a loss on the sale of a subsidiary in Thailand and after-tax charges for environmental provisions for sites in the U.S. and Switzerland.

Discontinued operations include the results of certain non-core packaging and extrusion operations in Europe that the Company has decided to sell in order to release cash for higher value-adding opportunities. After-tax income from discontinued operations were US$14 million in the fourth quarter. After including results from discontinued operations, the Company's reported net income of US$143 million (US$0.44 per common share) for the fourth quarter, compared to net income of US$26 million (US$0.08 per common share) in the year-ago quarter and net income of US$100 million (US$0.31 per common share) in the third quarter of 2003.

	Fourth Quarter		Full Year		Third Quarter
(US$ millions, unless otherwise noted)	2003	2002	2003	2002	2003
Sales & operating revenues	3,506	3,114	13,640	12,296	3,472
Shipments (thousands of tonnes)
Ingot products [1]	413	396	1,552	1,429	420
Rolled products	479	503	2,022	2,058	502
Conversion of customer-owned metal	100	119	402	391	97
Aluminum used in engineered products & packaging	123	136	531	545	124
Total aluminum volume	1,115	1,154	4,507	4,423	1,143
Ingot product realizations (US$ per tonne)	1,613	1,498	1,578	1,507	1,552
Average London Metal Exchange 3-month price
(US$ per tonne)	1,521	1,359	1,428	1,365	1,420
1 Includes primary and secondary ingot and scrap, as well as shipments resulting from trading activities.

Sales and operating revenues of US$3.5 billion in the fourth quarter were 13% higher than a year earlier. Revenues from packaging and composite businesses acquired during 2003, higher aluminum and alumina prices, increased third-party alumina shipments and the stronger euro more than offset the impact of lower aluminum shipments. Revenues were comparable to those for the third quarter of 2003, as higher metal and alumina prices compensated for the normal seasonal decline in aluminum shipments.

Total aluminum volume, at 1,115 thousand tonnes (kt), was 39 kt lower than a year earlier and 28 kt lower than the preceding quarter. The year-over-year decline reflects softer market conditions for rolled products in North America and Europe and the impact of business exits. Compared to the third quarter, lower volumes largely reflected normal seasonal declines in Europe and certain North American end-markets.

Ingot product realizations, at US$1,613 per tonne, were US$115 per tonne higher than in the year-ago quarter and US$61 per tonne higher than in the third quarter, reflecting the benefit of higher LME prices. The increase in LME prices in the second half of 2003 was driven primarily by the weakening of the U.S. dollar. When viewed in terms of other currencies, such as the euro, the yen, the Canadian dollar, or the Australian dollar, LME prices were flat or lower than a year earlier.

REVIEW OF BUSINESS GROUP PROFIT AND CORPORATE ITEMS

	Fourth Quarter		Full Year		Third Quarter
(US$ millions)	2003	2002	2003	2002	2003

Business Group Profit (BGP)
Bauxite and Alumina	71	44	257	249	72
Primary Metal	173	201	795	858	239
Rolled Products Americas and Asia	84	95	343	367	86
Rolled Products Europe	34	30	184	132	46
Engineered Products	24	19	99	98	29
Packaging	107	84	394	327	102

Total BGP	493	473	2,072	2,031	574

Corporate Items

Intersegment, corporate offices and other	(109)	(102)	(310)	(247)	(84)
Restructuring, impairment and other charges/benefits	27	(43)	38	(60)	(5)
Depreciation & amortization	(232)	(217)	(923)	(835)	(237)
Interest	(62)	(51)	(218)	(202)	(52)
Income taxes	44	(30)	(325)	(295)	(77)
Minority interests	(4)	(4)	(16)	(3)	1
Goodwill impairment	(28)	-	(28)	-	-

Income from continuing operations	129	26	290	389	120

Business Group Profit

Business group profit (BGP) comprises earnings before interest, taxes, depreciation and amortization excluding certain items, such as corporate costs and asset impairments, that are not under the control of the business groups. These items are managed by the Company's head office, which focuses on strategy development and oversees governance, policy, legal, compliance, human resources and finance matters.

Fourth quarter BGP of US$71 million for the Bauxite and Alumina Group was 61% higher than the previous year. Higher alumina realizations, increased alumina shipments and benefits from cost initiatives were partially offset by increased foreign currency balance sheet translation losses and higher energy costs. The prior year's results were also adversely affected by lower output resulting from power outages at both Australian alumina refineries. Compared to the third quarter, BGP was little changed.

For the Primary Metal Group, BGP was US$173 million for the fourth quarter, down 14% year-over-year. The negative impact of strengthening local currencies on both costs and balance sheet translation, as well as higher fuel related raw materials and pension costs, were partially offset by the benefits from ongoing profit improvement initiatives, higher metal realizations and sales volumes. BGP declined 28% from the third quarter, mainly due to the negative impact of strengthening local currencies on both operating costs and balance sheet translation, normal seasonal spending for projects and maintenance and slightly lower third-party shipments. This decline was partially offset by the benefits of higher metal realizations and cost improvement initiatives.

BGP for Rolled Products Americas and Asia was US$84 million, down 12% from the previous year's fourth quarter. Benefits from ongoing cost initiatives in all regions and higher volumes in Asia and South America partially compensated for lower volumes in North America, negative exchange effects from a stronger Canadian dollar, unfavourable product mix and metal pricing lags. Compared to the preceding quarter, BGP was essentially unchanged as growth in South America and Asia offset seasonal declines in North America.

Rolled Products Europe achieved BGP of US$34 million in the fourth quarter, a 13% improvement over the year-ago quarter. Earnings benefited from ongoing cost discipline and the stronger euro but were adversely affected by intensified competition in European markets, which placed pressure on margins and volumes. Compared to the preceding quarter, BGP declined by 26% mainly due to normal seasonal slowing in business activity at year end.

Engineered Products posted BGP of US$24 million, which was 26% higher than the previous year. Benefits from cost initiatives, contributions from recently acquired composite businesses and the stronger Euro were the main factors contributing to the improved results. Compared to the third quarter of 2003, BGP was down 17% as customers followed the normal seasonal pattern and postponed orders to reduce inventories ahead of year end.

Packaging BGP was US$107 million in the fourth quarter, 27% ahead of the previous year and 5% ahead of the third quarter of 2003. The increase in BGP over the prior year reflects the acquisition of Flexpac in April 2003, the realization of merger synergies and cost reductions, as well as favourable foreign currency impacts. Market weakness continued across many businesses during the fourth quarter, adversely affecting Group profits.

Corporate Items

Intersegment, corporate offices and other includes the elimination of profits on intersegment sales of aluminum, corporate head office costs as well as other non-operating items. Compared to a year earlier, the quarter was impacted by asset impairments, environmental provisions, synergy costs and higher pension and head office expenses, partially offset by currency-related gains on the financing of the Pechiney acquisition. The year-ago quarter included a US$100 million provision related to the Powerex contract dispute, partially offset by a gain on the sale of a portfolio investment.

Restructuring, impairment and other special charges relate to actions taken under the Company's 2001 restructuring program. For the fourth quarter this item amounted to a gain of US$27 million which arose principally from the sale of assets in the U.K., the sale of a business in Malaysia and an adjustment to previously recorded environmental provisions. In the year ago quarter this item consisted mainly of charges for closures of facilities in the U.K.

Depreciation and amortization, at US$232 million, was US$15 million higher than in the year-ago quarter due to the impact of the stronger euro and the acquisition of packaging and composite businesses during the year. Compared to the third quarter of 2003, depreciation was US$5 million lower mainly due to the finalization of purchase accounting related to the Flexpac acquisition.

Interest expense of US$62 million for the fourth quarter was higher than in both the year-ago quarter and third quarter of 2003 as a result of debt raised by the Company at year end to fund the Pechiney acquisition. Debt as a percent of invested capital at December 31, 2003 increased to 46%, up from 31% at the end of the third quarter and 31% at the end of 2002, reflecting the impact of new debt issuances together with Pechiney debt assumed on the acquisition.

The Company's effective tax rate on income from continuing operations was negative 49% for the quarter. The effective tax rate was reduced by favourable tax adjustments, the most significant of which related to one-time benefits from changes in tax legislation in Australia. The effective tax rate for the year of 52% was increased principally by balance sheet translation items. The Company's weighted average statutory tax rate was 21% in the fourth quarter and 32% for the year.

For the fourth quarter of 2003, the average number of common shares outstanding was 322.4 million compared to 321.4 million in the comparable year-ago quarter and 321.8 million in the third quarter of 2003. At December 31, 2003, there were 365.2 million shares outstanding, which include shares issued on the acquisition of Pechiney.

Pechiney became a subsidiary of the Company on December 15, 2003. The business combination is accounted for using the purchase method of accounting. Pechiney's balance sheet is included as at December 31, 2003 and the results of operations will be included in the Consolidated Financial Statements from January 1, 2004.

ALCAN INC.

Alcan is a multinational, market-driven company and a global leader in aluminum and packaging, as well as aluminum recycling. With world-class operations in primary aluminum, fabricated aluminum as well as flexible and specialty packaging, aerospace applications, bauxite mining and alumina processing, today's Alcan is even better positioned to meet and exceed its customers' needs for innovative solutions and service. Alcan, including the Pechiney acquisition, employs 88,000 people and has operating facilities in 63 countries.

OUTLOOK

In light of the Pechiney acquisition, the Company will not be providing guidance on operating earnings for the first quarter of 2004. Going forward, Alcan estimates the annualized after-tax impact of currency and LME price movements on net income from continuing operations as follows:

	Change in rate/price	US$M	US$ per share
Economic impact of changes in period-average exchange rates
Canadian dollar	+1 US cent	$ (11)	$ (0.03)
Australian dollar	+1 US cent	$ (3)	$ (0.01)
Balance sheet translation impact of changes in period-end exchange rates
Canadian dollar	+1 US cent	$ (17)	$ (0.05)
Australian dollar	+1 US cent	$ (4)	$ (0.01)
Economic impact of changes in period-average LME prices *
Aluminum	+US$100/t	$ 180	$ 0.49

* Average price realizations across Alcan's total product portfolio generally lag LME price changes by 3 to 6 months. Changes in local and regional premia may also impact aluminum price sensitivity.

OPERATING EARNINGS FROM CONTINUING OPERATIONS

Alcan presents operating earnings from continuing operations in addition to net income from continuing operations and reported net income. Operating earnings from continuing operations are not calculated in accordance with Canadian generally accepted accounting principles ("GAAP") and there is no standard definition of this term. Accordingly, it is unlikely that comparisons can be made among different companies that make operating earnings information available. The determination of whether an item is treated as an Other Specified Item involves the exercise of judgment by Alcan management.

The Company believes that operating earnings from continuing operations is a useful measure because it excludes items that are not typical of ongoing operating activities, such as Other Specified Items, as well as items that are outside management's control, such as the impact of foreign currency balance sheet translation. Management has concluded that operating earnings is a relevant measure for shareholders and other investors as it removes the inherent volatility of such items, whether favourable or unfavourable, and provides a clearer picture of underlying business performance. Moreover, the measure is in line with the Company's internal performance measurement and management systems. Operating earnings information has historically been presented in response to requests from investors and financial analysts, who have indicated that they find the information highly relevant and essential to their understanding of the Company.

NOTE ON FORWARD LOOKING STATEMENTS

Statements made in this press release which describe the Company's or management's objectives, projections, estimates, expectations or predictions of the future may be "forward-looking statements" within the meaning of securities laws, which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "estimates," "anticipates" or the negative thereof or other variations thereon. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company's actual actions or results could differ materially from those expressed or implied in such forward-looking statements or could affect the extent to which a particular projection is realized. Important factors which could cause such differences include global supply and demand conditions for aluminum and other products, aluminum ingot prices and changes in raw materials' costs and availability, changes in the relative value of various currencies, cyclical demand and pricing within the principal markets for the Company's products, changes in government regulations, particularly those affecting environmental, health or safety compliance, economic developments, relationships with and financial and operating conditions of customers and suppliers, the effects of integrating acquired businesses and the ability to attain expected benefits and other factors within the countries in which the Company operates or sells its products and other factors relating to the Company's ongoing operations including, but not limited to, litigation, labour negotiations and fiscal regimes.

DEFINITIONS

"GAAP" refers to Canadian Generally Accepted Accounting Principles.

Other Specified Items include, for example: restructuring charges; asset impairment charges; unusual environmental charges; gains and losses on non-routine sales of assets, businesses or investments; gains and losses from legal claims; gains and losses on the redemption of debt; income tax reassessments related to prior years and the effects of changes in income tax rates; and other items that do not typify normal operating activities.

Free cash flow consists of cash from operations less capital expenditures and dividends. For the year ended December 31, 2003, cash flow from operating activities in continuing operations was US$1,833 million, capital expenditures were US$888 million, and dividends paid to common and preferred shareholders and minority interests were US$211 million, resulting in free cash flow of US$734 million. Management has concluded that this is relevant information for investors as it provides a measure of the cash generated internally that is available for investment opportunities and debt service.

"LME" refers to the London Metal Exchange

All tonnages are stated in metric tonnes, equivalent to 2,204.6 pounds.

All figures are unaudited.

QUARTERLY RESULTS WEBCAST

Alcan's quarterly results conference call with investors and analysts will take place on Monday, February 9, 2004 at 10:00 a.m. EST and will be webcast via the Internet at www.alcan.com.

Supporting documentation (press release, financial statements, investor presentation and supplementary information) is available at www.alcan.com, using the Investors link.

MEDIA CONTACT: Joseph Singerman	INVESTMENT CONTACT: Corey Copeland
Tel.: (514) 848-1355	Tel. (514) 848- 8368

Conference call numbers:	Conference call numbers:
North America (800) 298-3006	North America (800) 346-5998
Local & overseas (416) 641-6655	Local & overseas (416) 641-6700

ALCAN INC.

CONSOLIDATED STATEMENT OF INCOME *
(unaudited)

Periods ended December 31	Fourth Quarter		Year
(in millions of US$, except per share amounts)	2003	2002	2003	2002

Sales and operating revenues	3,506	3,114	13,640	12,296

Costs and expenses
Cost of sales and operating expenses	2,803	2,480	10,802	9,716
Depreciation and amortization	232	217	923	835
Selling, administrative and general expenses	223	157	746	571
Research and development expenses	45	32	140	115
Interest (note 4)	62	51	218	202
Restructuring, impairment and other special charges (note 6)	(27)	43	(38)	60
Goodwill impairment	28	-	28	-
Other expenses (income) - net (note 6)	51	75	193	113
	3,417	3,055	13,012	11,612
Income from continuing operations
before income taxes and other items	89	59	628	684
Income taxes	(44)	30	325	295
Income from continuing operations before other items	133	29	303	389
Equity income	-	1	3	3
Minority interests	(4)	(4)	(16)	(3)
Income from continuing operations	129	26	290	389
Income (Loss) from discontinued operations (note 3)	14	-	(123)	(15)
Net income	143	26	167	374
Dividends on preference shares	2	2	7	5
Net income attributable to common shareholders	141	24	160	369
Net income per common share - basic
Income from continuing operations	0.40	0.08	0.88	1.19
Income (Loss) from discontinued operations	0.04	-	(0.38)	(0.04)
Net income per common share - basic	0.44	0.08	0.50	1.15
Net income per common share - diluted
Income from continuing operations	0.40	0.08	0.88	1.19
Income (Loss) from discontinued operations	0.04	-	(0.38)	(0.05)
Net income per common share - diluted	0.44	0.08	0.50	1.14
Dividends per common share	-	0.15	0.60	0.60

* Excludes Pechiney, see note 1.

ALCAN INC.

CONSOLIDATED STATEMENT OF RETAINED EARNINGS *
(unaudited for 2003)

Year ended December 31 (in millions of US$)		2003	2002

Retained earnings - beginning of year		3,503	3,326	**

Net income		167	374

Dividends	- Common	(193)	(192)
	- Preference	(7)	(5)

Retained earnings - end of year		3,470	3,503

* Excludes Pechiney, see note 1.
** Restated in 2002 to reflect accounting change of $(748) with respect to impairment of goodwill.

ALCAN INC.

CONSOLIDATED BALANCE SHEET *
(unaudited for 2003)

December 31 (in millions of US$)		2003	2002

ASSETS

Current assets

Cash and time deposits		736	109
Trade receivables (net of allowances of $66 in 2003 and $58 in 2002)		2,778	1,252
Other receivables		1,323	542
Deferred income taxes		53	-
Inventories	- Aluminum operating segments
. Aluminum		944	901
. Raw materials		432	390
. Other supplies		330	296
		1,706	1,587
	- Packaging operating segment	479	368
	- Pechiney operating segment	1,923	-
		4,108	1,955
Current assets held for sale (note 3)		231	92
Total current assets		9,229	3,950
Deferred charges and other assets		1,155	666
Deferred income taxes		770	60
Property, plant and equipment
Cost (excluding Construction work in progress)		23,463	17,618
Construction work in progress		673	566
Accumulated depreciation		(9,064)	(8,093)
		15,072	10,091
Intangible assets (net of accumulated amortization of $88 in 2003
and $53 in 2002)		1,059	318

Goodwill		4,568	2,303

Long-term assets held for sale (note 3)		166	210

Total assets		32,019	17,598

* Includes Pechiney, see note 1.

ALCAN INC.

CONSOLIDATED BALANCE SHEET (cont'd) *
(unaudited for 2003)

December 31 (in millions of US$)	2003	2002

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Payables and accrued liabilities	5,166	2,283
Deferred income taxes	86	-
Short-term borrowings (note 5)	1,827	381
Debt maturing within one year	365	295
Current liabilities of operations held for sale (note 3)	113	58
Total current liabilities	7,557	3,017
Debt not maturing within one year (note 5)	7,535	3,186
Deferred credits and other liabilities	3,328	1,418
Deferred income taxes	1,983	1,180
Long-term liabilities of operations held for sale (note 3)	319	22
Minority interests	526	150

Shareholders' equity
Redeemable non-retractable preference shares	160	160
Common shareholders' equity
. Common shares	6,426	4,703
. Contributed surplus	80	-
. Retained earnings	3,470	3,503
. Deferred translation adjustments	635	259
	10,611	8,465
	10,771	8,625
Total liabilities and shareholders' equity	32,019	17,598

* Includes Pechiney, see note 1.

ALCAN INC.

CONSOLIDATED STATEMENT OF CASH FLOWS *
(unaudited)
Periods ended December 31	Fourth Quarter		Year
(in millions of US$)	2003	2002	2003	2002

OPERATING ACTIVITIES
Income from continuing operations	129	26	290	389
Adjustments to determine cash from
operating activities:
Depreciation and amortization	232	217	923	835
Deferred income taxes	(42)	12	47	71
Asset impairment provisions	69	11	86	33
Gain on sale of businesses and investments - net	(6)	(27)	(44)	(27)
Change in operating working capital:
. Change in receivables	132	71	185	154
. Change in inventories	3	30	71	90
. Change in payables	69	84	26	(91)
. Total change in operating working capital	204	185	282	153
Change in deferred charges, other assets, deferred credits
and other liabilities - net	62	106	222	150

Other - net	9	3	27	(1)

Cash from operating activities in continuing operations	657	533	1,833	1,603

Cash from (used for) operating activities in
discontinued operations (note 3)	(7)	3	7	11

Cash from operating activities	650	536	1,840	1,614

* Excludes cash flows of Pechiney, see note 1.

ALCAN INC.

CONSOLIDATED STATEMENT OF CASH FLOWS (cont'd) *
(unaudited)
Periods ended December 31		Fourth Quarter		Year
(in millions of US$)		2003	2002	2003	2002

FINANCING ACTIVITIES
New debt, net of issuance costs		3,152	163	3,687	848
Debt repayments		(67)	(404)	(642)	(1,138)
		3,085	(241)	3,045	(290)
Short-term borrowings - net		652	(20)	603	(209)
Common shares issued		26	4	43	16
Dividends	. Alcan shareholders (including preference)	(50)	(50)	(200)	(197)
. Minority interests		-	(1)	(11)	(6)
Cash from (used for) financing activities in continuing operations		3,713	(308)	3,480	(686)
Cash from (used for) financing activities
in discontinued operations (note 3)		(20)	2	(28)	2
Cash from (used for) financing activities		3,693	(306)	3,452	(684)
INVESTMENT ACTIVITIES
Property, plant and equipment		(310)	(298)	(888)	(709)
Business acquisitions (notes 2 and 6)		(3,484)	(8)	(3,896)	(345)
		(3,794)	(306)	(4,784)	(1,054)
Net proceeds from disposal of businesses,
investments and other assets		19	52	75	118

Cash used for investment activities in continuing operations		(3,775)	(254)	(4,709)	(936)
Cash from (used for) investment activities in discontinued
operations (note 3)		27	(2)	21	(16)
Cash used for investment activities		(3,748)	(256)	(4,688)	(952)
Effect of exchange rate changes on cash and time deposits		17	5	22	13
Increase (Decrease) in cash and time deposits		612	(21)	626	(9)
Cash and time deposits - beginning of period		124	131	110	119
Cash and time deposits - end of period in continuing operations		736	109	736	109
Cash and time deposits - end of period in discontinued operations		-	1	-	1
Cash and time deposits - end of period		736	110	736	110

* Excludes cash flows of Pechiney, see note 1.

ALCAN INC.

(in millions of US$, except per share amounts)

1. BASIS OF PRESENTATION

The unaudited consolidated financial statements do not include all of the financial statement disclosures required to be in accordance with Canadian generally accepted accounting principles for interim reporting and, therefore, should be read in conjunction with the most recent annual financial statements.

The consolidated results of operations, cash flows and statement of retained earnings for all periods presented exclude the related amounts of Pechiney. The consolidated balance sheet as at December 31, 2003, includes the financial position of Pechiney.

2. ACQUISITION OF PECHINEY

On December 15, 2003, the Company acquired 92.21% of Pechiney share capital and 93.55% of voting rights (on a fully diluted basis) subsequent to the expiration of its offers on November 24, 2003. At that date, the shareholders of Pechiney, in response to the Company's offers, tendered 77,950,776 shares, 1,598 bonus allocation rights and 7,722,915 OCEANEs in exchange for 42,413,105 shares of the Company valued at $39.63 per share and $3,549 in cash. Accordingly, Pechiney became a subsidiary of the Company on December 15, 2003. As the Company later acquired more than 95% of the capital and voting rights of Pechiney (on a fully diluted basis), the Company also paid to the holders of Pechiney securities who tendered during the initial offer additional consideration of $100 on January 19, 2004, which was recorded in 2003 as it became issuable December 23, 2003, the date the re-opened offer closed. The total cost of $5,466 for the initial offer comprises $3,705 of cash (including $100 for additional consideration, $61 for transaction costs and net of interest income of $5), $1,681 for the value of the shares issued and $80 for the value of Pechiney share options held by their employees. In addition, the Company assumed from Pechiney total debt of $2,016. The business combination is accounted for using the purchase method of accounting.

The offer was re-opened from December 9 to 23, 2003. On January 15, 2004, an additional 3,826,638 shares, 19 bonus allocation rights and 149,072 OCEANEs were acquired in exchange for 2,082,075 shares of the Company valued at $39.63 per share and €126 million in cash, including €4 million as payment of additional consideration for holders of Pechiney securities who tendered during the re-opened offer. As a result, the Company now owns 97.95% of Pechiney's share capital and 97.92% of voting rights (on a fully diluted basis). The additional ownership acquired through this re-opened offer will be accounted for in 2004 when the Company obtained legal title. The additional consideration was based upon €1 for each Pechiney share tendered, €0.1 for each Pechiney bonus allocation right tendered, €0.4 for each OCEANE tendered, and €0.5 for each Pechiney ADS tendered. The withdrawal offer of Alcan, made in accordance with French securities regulation, as a required step to acquire all remaining Pechiney securities was opened from January 23 to February 5, 2004. It was followed on February 6, 2004 by a compulsory acquisition by which Alcan became the owner of the remaining Pechiney securities it did not already own. On January 23, 2004, Alcan deposited €86 million, which will be accounted for in 2004, representing the aggregate consideration to be paid in the compulsory acquisition, with Société Générale for distribution in accordance with the provisions of French securities regulations.

3. DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

In the second quarter of 2003, the Company committed to a plan to sell certain non-strategic Packaging operations. These businesses are classified as held for sale and are included in discontinued operations. A pre-tax Impairment charge (credit) of $(23) and $138 for the fourth quarter and for the year 2003, respectively, was recorded in discontinued operations to adjust the carrying values of these businesses to estimated fair values less costs to sell. In the fourth quarter of 2003, the Company recorded the sale of Fibrenyle in the U.K. for proceeds of $29. The remaining divestments are expected to be completed by June 30, 2004.

In the fourth quarter of 2003, the Company recorded in discontinued operations the sale of its extrusion operations in Milan, Italy, which had been classified as held and used until the sale. Discontinued operations for the fourth quarter of 2003 includes a loss of $8, comprising a loss of $17 on the sale of the extrusion operations and a gain of $9 on the sale of Fibrenyle. Certain financial information has been reclassified in the prior periods to present these businesses as discontinued operations on the income statement, as assets held for sale and liabilities of operations held for sale on the balance sheet and as cash flows from (used for) discontinued operations on the statement of cash flows.

Also, in the fourth quarter of 2003, the Company classified the aluminum rolling mill in Ravenswood, West Virginia as "assets held for sale" on the balance sheet. Ravenswood was acquired through the acquisition of Pechiney and its divestment is part of the requirements imposed by the U.S. Justice Department as a condition to its approval of the acquisition.

4. CAPITALIZATION OF INTEREST COSTS

Total interest costs in continuing operations in the fourth quarter and for the year 2003 were $63 and $224 respectively (2002:  $52 and $203) of which $1 and $6 (2002: $1 and $1) were capitalized.

5. DEBT

On December 8, 2003, the Company issued $500 of 5.2% global notes due January 15, 2014 and $750 of 6.125% global notes due December 15, 2033.

In December 2003, the Company's wholly-owned subsidiary, Alcan Aluminum Corporation issued $500 of Floating Rate Notes due December 8, 2004 and $500 of Floating Rate Notes due December 8, 2005. The notes due in 2004 are included in Short-term borrowings.

On May 1, 2003, the Company issued $500 of 4.5% global notes due May 15, 2013.

6. SALES AND ACQUISITIONS OF BUSINESSES

VAW Flexible Packaging

On April 30, 2003, the Company completed the acquisition of VAW Flexible Packaging from Norsk Hydro for a cost of $333. The business combination is accounted for using the purchase method of accounting and the results of operations are included in the consolidated financial statements since acquisition.

As part of the acquisition of VAW Flexible Packaging in the second quarter of 2003, the Company acquired, directly and indirectly, 63% of the total issued share capital of Strongpack Plc in Thailand. Strongpack is engaged in packaging businesses, providing production and processing services on all types of flexible packaging materials. On June 20, 2003, the Company acquired an additional 12% of Strongpack for a cost of $4.

Also, as part of the acquisition of VAW Flexible Packaging, the Company acquired 70% of the total issued share capital of Rotopak in Turkey. Rotopak is engaged in the food flexible packaging business. On August 28, 2003, the Company acquired the remaining 30% of Rotopak for a cost of $24.

6. SALES AND ACQUISITIONS OF BUSINESSES (cont'd)

Baltek Corporation

On July 1, 2003, the Company completed the acquisition of Baltek Corporation for a cost of $38. The business combination is accounted for using the purchase method of accounting and the results of operations are included in the consolidated financial statements since acquisition.

Aluminium Company of Malaysia / Alcan Nikkei Siam Limited

In the third quarter of 2003, the Company increased its ownership position in Aluminium Company of Malaysia from 36% to 59% by acquiring additional shares from Nippon Light Metal in exchange for its ownership in Alcan Nikkei Siam Limited in Rangsit, Thailand and a cash payment of $6. The sale of Alcan Nikkei Siam Limited resulted in the realization of deferred translation losses of $13, which is recorded in Other expenses (income) - net. Aluminium Company of Malaysia is a manufacturer of light gauge aluminum products.

Aluminium Company of Malaysia

On December 15, 2003, the Company sold the extrusion operations of Aluminium Company of Malaysia, for net proceeds of $2. A pre-tax amount of $5, which is included in Restructuring, impairment and other special charges, consists of a gain on the sale of the extrusion operations as well as a favourable adjustment to a previously recorded impairment provision.

Uniwood/Fome-Cor

On October 6, 2003, the Company completed the acquisition of Uniwood/Fome-Cor Division of Nevamar for $95. This transaction is accounted for using the purchase method of accounting and the results of operations are included in the consolidated financial statements since acquisition. Uniwood/Fome-Cor is one of the largest US-based manufacturers of foam-based display boards, with its head offices and production facilities in Statesvilles, North Carolina and another production site in Glasgow, Kentucky.

Joint Venture Agreement with the Qingtonxia Aluminum Company and the Ningxia Electric Power Development and Investment Co. Ltd.

In October 2003, the Company announced the signing of a definitive joint venture agreement with the Qingtonxia Aluminum Company and the Ningxia Electric Power Development and Investment Co. Ltd. Under the agreement the Company will invest up to $150 of which $60 is expected to be invested in the first quarter of 2004, following necessary regulatory approvals for a 50% participation and secure power supply in an existing 150-kilotonne modern pre-bake smelter located in the Ningxia autonomous region in the Peoples' Republic of China. The agreement provides for the joint venture to obtain long-term access to dedicated power on competitive terms sufficient to meet the energy requirements of the smelter. The agreement also gives Alcan a substantial operating role and the option to acquire, through additional investment, up to 80% of a new 250-kilotonne potline, already under construction.

Montreal, Canada

9 February 2004